EXHIBIT 99.1

InfoSpace Provides Business Update

BELLEVUE, Wash. (September 20, 2006) - InfoSpace Inc. (NASDAQ: INSP) today announced that it plans to make operational changes to its business.

The Company has been informed by one of its carrier partners that it plans to develop direct licensing relationships with the major record labels beginning in early 2007. Accordingly, the Company expects its revenues, as well as its operating results, to be negatively impacted by these direct relationships. Through the six months ended June 30, 2006, InfoSpace generated $89.6 million in mobile revenue, of which label tone sales represented approximately $55 million. InfoSpace’s total revenue for the same period was $186.1 million.

The Company plans to rationalize its costs to align them with expected future revenues. Specific plans will be announced within 30 days.

“While we are disappointed in this decision and we will realign costs to reflect the revenue reduction, we maintain a strong presence in mobile infrastructure and search services,” said Jim Voelker, chairman and chief executive officer of InfoSpace Inc. “In addition, our online business continues to generate solid growth and cash flow.”

About InfoSpace, Inc.

InfoSpace, Inc. is a provider and publisher of mobile content, products and services assisting consumers with finding information, personalization and entertainment on the mobile phone. The Company also uses its technology, including metasearch, to power its branded Web sites and provide private-label online search and directory services to its distribution partners.

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Source: InfoSpace, Inc.

Contacts:

Media:

Jeff Hasen, InfoSpace

425.201.8618

jeff.hasen@infospace.com

Investors:

Stacy Ybarra, InfoSpace

425.709.8127

stacy.ybarra@infospace.com

This release contains forward-looking statements relating to InfoSpace, Inc.’s products and services and future operating results, including its relationships with a carrier partner and the major record labels, and the Company’s plans for rationalizing costs, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses, the successful execution of the Company’s strategic and operational initiatives, including rationalizing costs, and decisions made by our customers and partners to use our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time, in the section entitled, “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.